Rule 424(b)(3)
                                                                       333-77503

                      FRONTLINE COMMUNICATIONS CORPORATION

                       Supplement dated August 11, 1999 to
                          Prospectus dated May 5, 1999

     The following table updates the information contained in the table under the caption "Selling Stockholders" in the Company's May 5, 1999 prospectus.


                                                    Shares Beneficially Owned                                 Shares Beneficially
                                                        Prior to Offering                                     Owned After Offering
                                             --------------------------------------                      ---------------------------
                                                                                       Shares Being
Name of Beneficial Owner                             Number               Percent         Offered           Number         Percent
------------------------------------------   --------------------      ------------   ----------------   -------------  ------------
Canadian Advantage Limited Partnership               143,493                4.1%           88,093            55,400             1.6

Aberdeen Avenue LLC                                  143,493                4.1            88,093            55,400             1.6

Merchant Bancorp of America                            4,332                *               4,332                --              --

Woodrow U.S.A. Corp.                                  50,000                1.4            50,000                --              --

Sean Goodwin                                          10,000                *              10,000                --              --

Generation Capital Corp.                              10,000                *              10,000                --              --

Stephen Schwartz                                      20,000                *              20,000                --              --

Howard Roth                                           90,000                2.6            90,000                --              --

Lawrence Feirstein                                    20,000                *              20,000                --              --

Myron Sayer                                           10,000                *              10,000                --              --

Comprehensive Capital Corporation                     80,000                2.3            80,000                --              --

Doris Cole-Hatchard                                   64,000                1.8            64,000                --              --

Edward Anderson                                       40,000                1.2            40,000                --              --

Stefano Masi                                          49,104                1.4            49,104                --              --

Ronald Signore                                        69,864                2.0            41,664            28,200               *

Joseph Scutieri                                       34,224                *              34,224                --              --

Robert Gray                                           34,224                *              34,224                --              --

Joseph Pelligrini                                     26,784                *              26,784                --              --

Paul Martini                                           5,000                *               5,000                --              --

Thomas Delaney                                         5,000                *               5,000                --              --

------------
*  Less than one percent.

The shares beneficially owned by Canadian Advantage Limited Partnership and Aberdeen Avenue LLC in the above table gives effect to the sale by the Company in July 1999 to each such entity for payments of $500,000 by each, of 49,950 shares of Common Stock and warrants to purchase 5,450 additional shares of Common Stock at $11.01 per share, but does not give effect to any shares of Common Stock that may be issuable upon exercise of certain repricing rights granted to these entities.